UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 23, 2004

Sybron Dental Specialties, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-16057	33-0920985
(State or other jurisdiction of incorporation or organization)	Commission file number	(IRS Employer Identification Number)

1717 West Collins Avenue

Orange, California 92867

(Address of principal executive offices)

(714) 516-7400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

Amendment of Agreement

Sybron Dental Specialties, Inc. (the “Company”) and Gregory D. Waller entered into an amendment on December 27, 2004 (the “Amendment”) amending the Termination Agreement previously entered into by the parties on November 16, 2004 in connection with Mr. Waller’s pending retirement as Vice President-Finance, Chief Financial Officer and Treasurer of the Company. The Amendment, which is effective as of November 16, 2004, made the following corrections to the Termination Agreement.

1.	The amount to be paid to Mr. Waller for his accrued vacation, at the time his employment with the Company terminates, was changed from $46,514.39 to $50,508.14. The amount previously used in the Termination Agreement had been miscalculated.

2.	The Company’s obligation to provide Mr. Waller with the right to exercise for a period of two years following the Termination Date, in accordance with the terms and conditions of all Nonqualified Stock Option Agreements previously granted to him under the Sybron Dental Specialties, Inc. 2000 Long-Term Incentive Plan, all of the outstanding and exercisable stock options for Sybron Dental Specialties, Inc. common stock he holds as of his retirement date, is contingent upon Mr. Waller signing the form of Full and Complete Release of Liability attached to the Termination Agreement. This change was made to properly reflect the agreement reached between Mr. Waller and the Company.

The original Termination Agreement is described in and filed as an exhibit to the Company’s Current Report on Form 8-K dated November 15, 2004, filed on November 16, 2004.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(b) Resignation of Director

On December 23, 2004, William E.B. Siart submitted his resignation, effective as of December 31, 2004, from the Board of Directors of Sybron Dental Specialties, Inc. (the “Company”). Mr. Siart’s decision to resign from the Board is related to the offer he recently accepted to join the Board of Governors of the California Community Foundation, a non-profit organization that supports other nonprofit organizations and public institutions with funds for health and human services, affordable housing, early childhood education, community arts and culture, and other areas of need. Mr. Siart stated that, due to the sizeable time commitment associated with being a member of the Foundation’s Board of Governors, he needed to discontinue his involvement on several boards, including the Company’s Board of Directors, as he will no longer be able to devote the time necessary to properly serve as a board member.

The Board of Directors has initiated a search for his replacement. Until the Board elects a replacement, the size of the Board will be reduced from seven directors to six directors, with each of the three classes of directors consisting of two directors. The change in the size of the Board of Directors will be effective at the time of Mr. Siart’s resignation. It is the Board’s current intention to leave Mr. Siart’s positions as a member of the Company’s Compensation

Committee and Corporate Governance/Nominating Committee vacant until his replacement has been elected. The Board may, however, if it deems it necessary, appoint another one of its members to serve as a temporary member of the Committees on which Mr. Siart served or as a temporary Chairman of the Compensation Committee, a position held by Mr. Siart.

Item 9.01. Financial Statement and Exhibits

(c)	Exhibits

Exhibit No.	Description
10.1	Amendment to Termination Agreement, effective as of November 16, 2004, between Sybron Dental Specialties, Inc. and Gregory D. Waller

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 29, 2004	By:	/s/ STEPHEN J. TOMASSI
Stephen J. Tomassi
Vice President, General Counsel and Secretary